EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Zale Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-67527, 333-51607, 333-20673, 333-01789, 333-87782, 333-53802, 333-53804, and 333-117249) on Form S-8 of Zale Corporation and subsidiaries of our report dated October 3, 2005, with respect to the consolidated balance sheets of Zale Corporation and subsidiaries as of July 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ investment, and cash flows for each of the years in the three-year period ended July 31, 2005, which report appears in the Form 10-K of Zale Corporation dated October 3, 2005.
(Signed) KPMG LLP
Dallas, Texas
October 3, 2005